United States
                       Securities and Exchange Commission
                             WASHINGTON, D.C. 20549


                                 Schedule 13G/A
                               (Amendment No. 3)*

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                          KOSAN BIOSCIENCES INCORPORATED
              ---------------------------------------------------
                                (Name of Issuer)

                                   Common Stock
              ---------------------------------------------------
                         (Title of Class of Securities)

                                     50064W107
              ---------------------------------------------------
                                 (CUSIP Number)


                            January 16, 2002
--------------------------------------------------------------------------------
              (Date of Event That Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|      Rule 13d-1(b)

         |X|      Rule 13d-1(c)

         |_|      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  50064W107                                                                     Page 2 of 18 Pages

-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Alta Partners
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)     X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         California
-------------------------------------------------------------------------------------------------------------------

                                              Please See Attachment A

Number Of Shares                                     (5)      Sole Voting Power            -0-
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power          -0-
Person With
                                                     (7)      Sole Dispositive Power       -0-

                                                     (8)      Shared Dispositive Power     -0-

                                                     (9)      Aggregate Amount Beneficially Owned
                                                              By Each Reporting Person

         -0-      Please see Attachment A
------------------                       --------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         0%                Please see Attachment A
---------------------------                       -----------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IA
-------------------------------------------------------------------------------------------------------------------
                                       *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  50064W107                                                                     Page 3 of 18 Pages

-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Alta Partners II, Inc.
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)     X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         California
-------------------------------------------------------------------------------------------------------------------
                                              Please see Attachment A
Number Of Shares                                     (5)      Sole Voting Power               -0-
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power       1,294,598
Person With
                                                     (10)     Sole Dispositive Power          -0-

                                                     (11)     Shared Dispositive Power  1,294,598

                                                     (9)      Aggregate Amount Beneficially Owned
                                                              By Each Reporting Person

         1,294,598         Please see Attachment A
---------------------------                       -----------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         5.6%              Please see Attachment A
---------------------------                       -----------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IA
-------------------------------------------------------------------------------------------------------------------
                                       *SEE INSTRUCTION BEFORE FILLING OUT!


CUSIP No. 50064W107                                                                      Page 4 of 18 Pages

-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Alta California Partners, L. P.
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)     X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         Delaware
-------------------------------------------------------------------------------------------------------------------

                                              Please see Attachment A

Number Of Shares                                     (5)      Sole Voting Power             -0-
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power           -0-
Person With
                                                     (12)     Sole Dispositive Power        -0-

                                                     (13)     Shared Dispositive Power      -0-

                                                     (9)      Aggregate Amount Beneficially Owned
                                                              By Each Reporting Person

         -0-      Please see Attachment A
------------------                       --------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         0%                Please see Attachment A
---------------------------                       -----------------------------------------------------------------
  (12)   Type Of Reporting Person

                  PN
-------------------------------------------------------------------------------------------------------------------


CUSIP No. 50064W107                                                                      Page 5 of 18 Pages

-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Alta California Management Partners, L. P.
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)     X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         Delaware
-------------------------------------------------------------------------------------------------------------------

                                              Please see Attachment A

Number Of Shares                                     (5)      Sole Voting Power               -0-
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power         224,793
Person With
                                                     (14)     Sole Dispositive Power          -0-

                                                     (15)     Shared Dispositive Power    224,793

                                                     (9)      Aggregate Amount Beneficially Owned
                                                              By Each Reporting Person

         224,793      Please see Attachment A
----------------------                       ----------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         0.98%             Please see Attachment A
---------------------------                       -----------------------------------------------------------------
  (12)   Type Of Reporting Person

                  PN
-------------------------------------------------------------------------------------------------------------------


CUSIP No. 50064W107                                                                      Page 6 of 18 Pages

-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Alta Embarcadero Partners, LLC
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)     X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         California
-------------------------------------------------------------------------------------------------------------------

                                              Please see Attachment A

Number Of Shares                                     (5)      Sole Voting Power             -0-
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power           -0-
Person With
                                                     (16)     Sole Dispositive Power        -0-

                                                     (17)     Shared Dispositive Power      -0-

                                                     (9)      Aggregate Amount Beneficially Owned
                                                              By Each Reporting Person

         -0-      Please see Attachment A
------------------                       --------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         0%                Please see Attachment A
---------------------------                       -----------------------------------------------------------------
  (12)   Type Of Reporting Person

                  CO
-------------------------------------------------------------------------------------------------------------------


CUSIP No. 50064W107                                                                      Page 7 of 18 Pages

-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Alta BioPharma Partners II, L.P.
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)     X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         Delaware
-------------------------------------------------------------------------------------------------------------------
                                              Please see Attachment A
Number Of Shares                                     (5)      Sole Voting Power                 -0-
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power         1,294,598
Person With
                                                     (18)     Sole Dispositive Power            -0-

                                                     (19)     Shared Dispositive Power    1,294,598

                                                     (9)      Aggregate Amount Beneficially Owned
                                                              By Each Reporting Person

         1,294,598         Please see Attachment A
---------------------------                       -----------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         5.6%              Please see Attachment A
---------------------------                       -----------------------------------------------------------------
  (12)   Type Of Reporting Person

                  PN
-------------------------------------------------------------------------------------------------------------------


CUSIP No. 50064W107                                                                      Page 8 of 18 Pages

-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Alta BioPharma Management Partners II, LLC
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)     X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         Delaware
-------------------------------------------------------------------------------------------------------------------
                                              Please see Attachment A
Number Of Shares                                     (5)      Sole Voting Power                -0-
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power        1,294,598
Person With
                                                     (20)     Sole Dispositive Power           -0-

                                                     (21)     Shared Dispositive Power   1,294,598

                                                     (9)      Aggregate Amount Beneficially Owned
                                                              By Each Reporting Person

         1,294,598         Please see Attachment A
---------------------------                       -----------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         5.6%              Please see Attachment A
---------------------------                       -----------------------------------------------------------------
    (12) Type Of Reporting Person

                  PN
-------------------------------------------------------------------------------------------------------------------


CUSIP No. 50064W107                                                                      Page 8 of 18 Pages

-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Alta Embarcadero BioPharma Partners, LLC
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)     X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         California
-------------------------------------------------------------------------------------------------------------------
                                              Please see Attachment A
Number Of Shares                                     (5)      Sole Voting Power               -0-
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power       1,294,598
Person With
                                                     (22)     Sole Dispositive Power          -0-

                                                     (23)     Shared Dispositive Power  1,294,598

                                                     (9)      Aggregate Amount Beneficially Owned
                                                              By Each Reporting Person

         1,294,598         Please see Attachment A
---------------------------                       -----------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         5.6%              Please see Attachment A
---------------------------                       -----------------------------------------------------------------
  (12)   Type Of Reporting Person

                  CO
-------------------------------------------------------------------------------------------------------------------


CUSIP No. 50064W107                                                                      Page 9 of 18 Pages

-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Farah Champsi
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)     X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
-------------------------------------------------------------------------------------------------------------------
                                              Please see Attachment A
Number Of Shares                                     (5)      Sole Voting Power                 -0-
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power         1,294,598
Person With
                                                     (7)      Sole Dispositive Power            -0-

                                                     (8)      Shared Dispositive Power    1,294,598

                                                     (9)      Aggregate Amount Beneficially Owned
                                                              By Each Reporting Person

         1,294,598         Please see Attachment A
---------------------------                       -----------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         5.6%              Please see Attachment A
---------------------------                       -----------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
-------------------------------------------------------------------------------------------------------------------
                                       *SEE INSTRUCTION BEFORE FILLING OUT!


CUSIP No. 50064W107                                                                      Page 10 of 18 Pages

-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Jean Deleage
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)     X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
-------------------------------------------------------------------------------------------------------------------
                                              Please see Attachment A
Number Of Shares                                     (5)      Sole Voting Power              29,485
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power         1,519,391
Person With
                                                     (7)      Sole Dispositive Power         29,485

                                                     (8)      Shared Dispositive Power    1,519,391

                                                     (9)      Aggregate Amount Beneficially Owned
                                                              By Each Reporting Person

         1,548,876         Please see Attachment A
---------------------------                       -----------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         5.76%             Please see Attachment A
---------------------------                       -----------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
-------------------------------------------------------------------------------------------------------------------
                                       *SEE INSTRUCTION BEFORE FILLING OUT!


CUSIP No. 50064W107                                                                      Page 11 of 18 Pages

-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Garrett Gruener
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)     X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
-------------------------------------------------------------------------------------------------------------------
                                              Please see Attachment A
Number Of Shares                                     (5)      Sole Voting Power                 -0-
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power           224,793
Person With
                                                     (7)      Sole Dispositive Power            -0-

                                                     (8)      Shared Dispositive Power      224,793

                                                     (9)      Aggregate Amount Beneficially Owned
                                                              By Each Reporting Person

         224,793                            Please see Attachment A
--------------------------------------------                       ------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         0.98%             Please see Attachment A
---------------------------                       -----------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
-------------------------------------------------------------------------------------------------------------------
                                       *SEE INSTRUCTION BEFORE FILLING OUT!


CUSIP No. 50064W107                                                                      Page 12 of 18 Pages

-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Alix Marduel
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)     X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
-------------------------------------------------------------------------------------------------------------------
                                              Please see Attachment A
Number Of Shares                                     (5)      Sole Voting Power                 -0-
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power         1,294,598
Person With
                                                     (7)      Sole Dispositive Power            -0-

                                                     (8)      Shared Dispositive Power    1,294,598

                                                     (9)      Aggregate Amount Beneficially Owned
                                                              By Each Reporting Person

         1,294,598                  Please see Attachment A
------------------------------------                       --------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         5.6%              Please see Attachment A
---------------------------                       -----------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
-------------------------------------------------------------------------------------------------------------------
                                       *SEE INSTRUCTION BEFORE FILLING OUT!


CUSIP No. 50064W107                                                                      Page 13 of 18 Pages

-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Guy Nohra
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)     X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
-------------------------------------------------------------------------------------------------------------------
                                              Please see Attachment A
Number Of Shares                                     (5)      Sole Voting Power                -0-
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power          224,793
Person With
                                                     (7)      Sole Dispositive Power           -0-

                                                     (8)      Shared Dispositive Power     224,793

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         224,793                    Please see Attachment A
------------------------------------                       --------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         0.98%             Please see Attachment A
---------------------------                       -----------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
-------------------------------------------------------------------------------------------------------------------
                                       *SEE INSTRUCTION BEFORE FILLING OUT!


Item 1.

(a)      Name of Issuer: Kosan Biosciences Incorporated ("Issuer")

(b)      Address of Issuer's Principal Executive Offices:

                  3832 Bay Center Place
                  Hayward, CA 94545

Item 2.

(a)      Name of Person Filing:

         Alta Partners ("AP")
         Alta Partners II, Inc. ("AP II")
         Alta California Partners, L.P. ("ACP")
         Alta California  Management  Partners,  L.P. ("ACMP")
         Alta Embarcadero Partners,  LLC ("AEP")
         Alta BioPharma Partners II, L.P. ("ABP II")
         Alta BioPharma Management Partners II, LLC ("ABMP II") Alta Embarcadero BioPharma Partners II, LLC ("AEBP II") Farah Champsi ("FC")
         Jean Deleage ("JD")
         Garrett Gruener ("GG")
         Alix Marduel ("AM")
         Guy Nohra ("GN")

(b)      Address of Principal Business Office:

         One Embarcadero Center, Suite 4050
         San Francisco, CA  94111

 (c)     Citizenship/Place of Organization:


         Entities:         AP               California
                           AP II            California
                           ACP              Delaware
                           ACMP             Delaware
                           AEP              California
                           ABP II           Delaware
                           ABMP II          Delaware
                           AEBP II          California

         Individuals:      FC               United States
                           JD               United States
                           GG               United States
                           AM               United States
                           GN               United States

(d)      Title of Class of Securities:      Common Stock

(e)      CUSIP Number:  50064W107

Item 3.  Not applicable.



Item 4         Ownership.
                                              Please see Attachment A

------- ------------------ ----------- ----------- ------------ ----------- ----------- ------------- -------------

                               AP        AP II         ACP         ACMP          AEP       ABP II       ABMP II
------- ------------------ ----------- ----------- ------------ ----------- ----------- ------------- -------------
(a)     Beneficial            -0-      1,294,598       -0-       224,793        -0-      1,294,598     1,294,598
        Ownership

                              See                      See         See         See
                           footnote                 footnote 1  footnote 1  footnote 1
                               1
------- ------------------ ----------- ----------- ------------ ----------- ----------- ------------- -------------

(b)     Percentage of         0.0%        5.6%        0.0%        0.98%        0.0%         5.6%          5.6%
        Class
------- ------------------ ----------- ----------- ------------ ----------- ----------- ------------- -------------

(c)     Sole Voting Power     -0-         -0-          -0-         -0-         -0-          -0-           -0-
------- ------------------ ----------- ----------- ------------ ----------- ----------- ------------- -------------

        Shared Voting         -0-      1,294,598       -0-       224,793       -0-       1,294,598     1,294,598
        Power
------- ------------------ ----------- ----------- ------------ ----------- ----------- ------------- -------------


        Sole Dispositive      -0-         -0-          -0-         -0-         -0-          -0-           -0-
        Power
------- ------------------ ----------- ----------- ------------ ----------- ----------- ------------- -------------

        Shared                -0-      1,294,598       -0-       224,793       -0-       1,294,598     1,294,598
        Dispositive Power
------- ------------------ ----------- ----------- ------------ ----------- ----------- ------------- -------------

                            AEBP II        FC          JD           GG          AM           GN
------- ------------------ ----------- ----------- ------------ ----------- ----------- ------------- -------------

(a)     Beneficial         1,294,598   1,294,598    1,548,876    224,793    1,294,598     224,793
        Ownership
------- ------------------ ----------- ----------- ------------ ----------- ----------- ------------- -------------

(b)     Percentage of         5.6%        5.6%        5.76%       0.98%        5.6%        0.98%
        Class
------- ------------------ ----------- ----------- ------------ ----------- ----------- ------------- -------------

(c)     Sole Voting Power     -0-         -0-        29,485        -0-         -0-          -0-
------- ------------------ ----------- ----------- ------------ ----------- ----------- ------------- -------------

        Shared Voting      1,294,598   1,294,598    1,519,391    224,793    1,294,598     224,793
        Power
------- ------------------ ----------- ----------- ------------ ----------- ----------- ------------- -------------

        Sole Dispositive      -0-         -0-        29,485        -0-         -0-          -0-
        Power
------- ------------------ ----------- ----------- ------------ ----------- ----------- ------------- -------------

        Shared             1,294,598   1,294,598    1,519,391    224,793    1,294,598     224,793
        Dispositive Power
------- ------------------ ----------- ----------- ------------ ----------- ----------- ------------- -------------

Footnote 1: on 1/16/02 Alta California Partners, L.P. distributed its 939,048 shares to its limited partners and 224,793 shares to Alta California Management Partners, L.P. Alta Embarcadero Partners, LLC distributed its 31,096 shares to its members.

                                See Attachment A.

Item 5.        Ownership of Five Percent or Less of a Class

Not Applicable.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.        Identification   and   Classification  of  the  Subsidiary  Which
               Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.        Identification and Classification of Members of the Group

No   reporting   person  is  a  member  of  a  group  as   defined   in  Section
240.13d-1(b)(1)(ii)(H) of the Act.

Item 9.        Notice of Dissolution of Group

Not applicable.

Item 10.       Certification

By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

EXHIBITS

A:       Joint Filing Statement

                                    Signature

     After  reasonable  inquiry and to the best of my  knowledge  and belief,  I certify that the information  set forth in this statement is true,  complete and correct.
Date:    February 5, 2002

ALTA PARTNERS                                        ALTA CALIFORNIA PARTNERS, L.P.

                                                     By:  Alta California Management Partners, L.P.,


By:      /s/ Jean Deleage                            By:      /s/ Jean Deleage
   -----------------------------------------            -----------------------------------------
         Jean Deleage, President                              Jean Deleage, General Partner


ALTA CALIFORNIA MANAGEMENT PARTNERS, L.P.            ALTA EMBARCADERO PARTNERS, LLC



By:      /s/ Jean Deleage                            By:      /s/ Jean Deleage
   -----------------------------------------            -----------------------------------------
         Jean Deleage, General Partner                        Jean Deleage, Member


ALTA PARTNERS     II, INC.



By:      /s/ Jean Deleage
   -----------------------------------------
         Jean Deleage, President


ALTA BIOPHARMA PARTNERS II, L.P.                     ALTA BIOPHARMA MANAGEMENT PARTNERS II, LLC
By: Alta BioPharma Management Partners II, LLC


By:      /s/ Farah Champsi                           By:      /s/ Farah Champsi
   -----------------------------------------            -----------------------------------------
         Farah Champsi, Managing Director                     Farah Champsi, Member


ALTA EMBARCADERO BIOPHARMA PARTNERS II, LLC


By:      /s/ Farah Champsi
   -----------------------------------------
         Farah Champsi, Manager


         /s/ Jean Deleage                                     /s/ Guy Nohra
--------------------------------------------         --------------------------------------------
         Jean Deleage                                         Guy Nohra


         /s/ Garrett Gruener                                  /s/ Farah Champsi
--------------------------------------------         --------------------------------------------
         Garrett Gruener                                      Farah Champsi


         /s/ Alix Marduel
--------------------------------------------
         Alix Marduel


                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

We, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of us.

Date:    February 5, 2002


                                    Signature

     After  reasonable  inquiry and to the best of my  knowledge  and belief,  I certify that the information  set forth in this statement is true,  complete and correct.
ALTA PARTNERS                                        ALTA CALIFORNIA PARTNERS, L.P.

                                                     By:  Alta California Management Partners, L.P.,


By:      /s/ Jean Deleage                            By:               /s/ Jean Deleage
   -----------------------------------------            ------------------------------------------
         Jean Deleage, President                              Jean Deleage, General Partner


ALTA CALIFORNIA MANAGEMENT PARTNERS, L.P.            ALTA EMBARCADERO PARTNERS, LLC


By:      /s/ Jean Deleage                            By:      /s/ Jean Deleage
   -----------------------------------------            -----------------------------------------
         Jean Deleage, General Partner                        Jean Deleage, Member


ALTA PARTNERS     II, INC.


By:      /s/ Jean Deleage
   -----------------------------------------
         Jean Deleage, President


ALTA BIOPHARMA PARTNERS II, L.P.                     ALTA BIOPHARMA MANAGEMENT PARTNERS II, LLC
By: Alta BioPharma Management Partners II, LLC


By:      /s/ Farah Champsi                           By:      /s/ Farah Champsi
   -----------------------------------------            -----------------------------------------
         Farah Champsi, Managing Director                     Farah Champsi, Member


ALTA EMBARCADERO BIOPHARMA PARTNERS II, LLC


By:      /s/ Farah Champsi
   -----------------------------------------
         Farah Champsi, Manager


         /s/ Jean Deleage                                     /s/ Guy Nohra
--------------------------------------------         --------------------------------------------
         Jean Deleage                                         Guy Nohra


         /s/ Garrett Gruener                                  /s/ Farah Champsi
--------------------------------------------         --------------------------------------------
         Garrett Gruener                                      Farah Champsi


         /s/ Alix Marduel
--------------------------------------------
         Alix Marduel


                                  Attachment A

Alta Partners provides investment advisory services to several venture capital funds including Alta California Partners, L.P. and Alta Embarcadero Partners, LLC.

STOCK DISTRIBUTION: On January 16, 2002, Alta California Partners, L.P. distributed 1,163,841 shares of Common Stock; of which 939,048 was distributed to the limited partners and 224,793 shares was distributed to Alta California Management Partners, L.P. (which is the general partner of Alta California Partners, L.P.) Alta Embarcadero Partners, LLC distributed 31,096 shares of Common Stock to its members. As of January 16, 2002 Alta California Partners and Alta Embarcadero Partners, LLC no longer beneficially own any shares of Kosan Biosciences, Inc. Common Stock. The respective general partners and members of Alta California Partners L.P. and Alta Embarcadero Partners, LLC exercise sole voting and investment power with respect to the shares owned by such funds.

Certain  principals  of Alta  Partners are general  partners of Alta  California
Management Partners, L.P. (which is a general partner of Alta California Partners, L.P.), and members Alta Embarcadero Partners, LLC. As general partners and members of such funds, they may be deemed to share voting and investment powers for the shares held by the funds. The principals of Alta Partners disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.

Alta Partners II, Inc. provides investment advisory services to several venture capital funds including Alta BioPharma Partners II, L.P. and Alta Embarcadero BioPharma Partners II, LLC. Alta BioPharma Partners II, L.P. beneficially owns 1,238,422 shares of Common Stock. Alta Embarcadero BioPharma Partners II, LLC beneficially owns 56,176 shares of Common Stock. The respective managing directors of Alta BioPharma Partners II, L.P. and managers of Alta Embarcadero BioPharma Partners II, LLC exercise sole voting and investment power in respect to the shares owned by such funds.

Certain principals of Alta Partners II, Inc. are managing directors and managers of Alta BioPharma Management II, LLC (which is the general partner of Alta BioPharma Partners II, L.P.), and Alta Embarcadero BioPharma Partners II, LLC (respectively). As managing directors and managers of such entities, they may be deemed to share voting and investment powers for the shares held by the funds. The principals of Alta Partners II, Inc. disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.

Mr. Jean Deleage, a director of Kosan Biosciences Incorporated, is a managing director of Alta BioPharma Management Partners II, LLC (which is the general partner of Alta BioPharma Partners II, L.P.), a manager of Alta Embarcadero BioPharma Partners II, LLC, a general partner of Alta California Management Partners, L.P. (which is the general partner of Alta California Partners, L.P.) and a managing member of Alta Embarcadero Partners, LLC. Thus he shares voting and dispositive powers over the 1,238,422 shares of Common Stock beneficially owned by Alta BioPharma Partners II, L.P., and the 56,176 shares beneficially owned by Alta Embarcadero BioPharma Partners II, LLC. As of the stock distribution on January 16, 2002, he shares voting and dispositive powers over the 224,793 shares of Kosan Biosciences, Inc. Common Stock held by Alta California Management Partners, L.P. He disclaims beneficial ownership of all such shares held by all of the foregoing funds except to the extent of their proportionate pecuniary interests therein. Mr. Deleage holds stock options for 11,250 shares of Common Stock: 7,500 shares were granted on 10/4/00 and 3,750 shares were granted on 6/1/01. See the next page for disclosure of share ownership.

                                                    Page 1 of 2  of Attachment A

                                  Attachment A

As of January 16, 2002 --Common Stock Ownership: Shares Owned by / Affiliated with Jean Deleage

Beneficial Owner (issued in the name of)             # of Shares   Date Acquired

Jean Deleage                                           29,485       June 2001
Deleage Children's Trust FBO Andre Deleage (1)          7,372       June 2001
Deleage Children's Trust FBO Emmanuel Deleage (1)       7,372       June 2001
Deleage Children's Trust FBO Phillippe Deleage (1)      7,372       June 2001
Deleage Children's Trust FBO Michel Deleage (1)         7,372       June 2001

     (1) of which Mr. Deleage, a principal of Alta Partners (a venture capital firm), is neither a trustee nor claims any beneficial ownership.

Ms. Farah Champsi is a managing director of Alta BioPharma Management Partners II, LLC (which is the general partner of Alta BioPharma Partners II, L.P.) and a manager of Alta Embarcadero BioPharma Partners II, LLC. Thus she shares voting and dispositive powers over the 1,238,422 shares of Common Stock beneficially owned by Alta BioPharma Partners II, L.P. and the 56,176 shares of Common Stock beneficially owned by Alta Embarcadero BioPharma Partners II, LLC. She disclaims beneficial ownership of all such shares held by all of the foregoing funds except to the extent of their proportionate pecuniary interests therein.

Mr. Garrett Gruener is a general partner of Alta California Management Partners, L.P. (which is the general partner of Alta California Partners, L.P.) and a managing member of Alta Embarcadero Partners, LLC. As of the stock distribution on January 16, 2002, he shares voting and dispositive powers over the 224,793 shares of Kosan Biosciences, Inc. Common Stock held by Alta California Management Partners, L.P. He disclaims beneficial ownership of all such shares held by all of the foregoing funds except to the extent of their proportionate pecuniary interests therein.

Dr. Alix Marduel is a managing director of Alta BioPharma Management Partners II, LLC (which is the general partner of Alta BioPharma Partners II, L.P.) and a manager of Alta Embarcadero BioPharma Partners II, LLC. Thus she shares voting and dispositive powers over the 1,238,422 shares of Common Stock beneficially owned by Alta BioPharma Partners II, L.P. and the 56,176 shares of Common Stock beneficially owned by Alta Embarcadero BioPharma Partners II, LLC. She disclaims beneficial ownership of all such shares held by all of the foregoing funds except to the extent of their proportionate pecuniary interests therein.

Mr. Guy Nohra is a general partner of Alta California Management Partners, L.P. (which is the general partner of Alta California Partners, L.P.) and a managing member of Alta Embarcadero Partners, LLC. As of the stock distribution on January 16, 2002, he shares voting and dispositive powers over the 224,793 shares of Kosan Biosciences, Inc. Common Stock held by Alta California Management Partners, L.P. He disclaims beneficial ownership of all such shares held by all of the foregoing funds except to the extent of their proportionate pecuniary interests therein.

Alta Partners and Alta Partners II, Inc. are venture capital firms that share an office in San Francisco. Alta Partners is California Corporation. Alta Partners II, Inc. is a California Corporation. Alta California Partners, L.P. is a Delaware Limited Partnership, Alta Embarcadero Partners, LLC is a California Limited Liability Company, Alta BioPharma Partners II, L.P. is a Delaware
Limited Partnership, and Alta Embarcadero BioPharma Partners II, LLC is a California Limited Liability Company.

                                                    Page 2 of 2  of Attachment A